Exhibit 99.1


Midas Reports Third Quarter Loss of $0.76 Per Share after Special
Charges for Outsourcing Canadian Distribution and Other Restructuring
Actions

    ITASCA, Ill.--(BUSINESS WIRE)--Oct. 30, 2003--Midas, Inc. (NYSE:MDS) reported a loss of $11.8 million--or $0.76 per diluted share--for its third quarter ended Sept. 27, 2003. For the quarter, the company recorded pre-tax business transformation charges of $15.9 million--or $0.62 per share after-tax--for costs associated with outsourcing the company's distribution business in Canada and for other ongoing restructuring actions in the United States.
    Midas reported net income of $1.1 million--or $0.07 per share--in the third quarter of 2002.
    "The third quarter results are in line with our expectations," said Alan D. Feldman, president and chief executive officer of Midas. "We are encouraged by the progress we are making in outsourcing our wholesale parts distribution in the U. S. and Canada and we are on target to complete these transitions by the end of 2003."
    Midas announced in April that it is exiting the wholesale distribution business by entering supply agreements with AutoZone in the United States and Uni-Select in Canada to distribute parts to nearly 1,900 Midas shops throughout North America for both weekly replenishment orders and just-in-time parts deliveries. The company recorded a substantial special charge during the second quarter of 2003 related to the outsourcing of the U. S. parts distribution business to AutoZone.
    Of the total third quarter special charge, $10.4 million is to related to outsourcing Midas' Canadian distribution business to Uni-Select. This amount includes $3.0 million for employee-related costs for closing Midas warehouses in Canada and $5.2 million to establish an accrual in Canada for future warranty obligations on exhaust and brake parts. In the second quarter, Midas recorded a special charge of $33.3 million to establish a similar warranty accrual as a result of outsourcing U. S. distribution to AutoZone.
    Historically, Midas had not maintained a reserve for warranty expense on exhaust and brake parts because the company made a profit on the related replacement parts sold to the Midas shop to complete a warranty job. That profit more than offset the cost of the warranted product.
    The remaining $5.5 million of the special charge is primarily related to the physical closing of distribution centers in the U. S. and for write-down of assets associated with closing and re-franchising of company-operated Midas shops.
    Midas will also record a special charge in the fourth quarter of 2003, as it completes its business transformation activities.
    "As we have said all year, 2003 is a transition year for Midas, as we restructure our operations to enable the company to focus on the profitable franchise retail business," Feldman said.
    "In addition to exiting wholesale distribution, we have made significant progress on determining the future of our retail service offering, improving the working relationship between the company and our franchisees, as well as in the restructuring of our corporate staff," Feldman said. "As a result of these initiatives, we expect a new streamlined company to emerge in the first quarter of 2004."
    The transition of distribution to AutoZone began in June and 1,078 of the 1,680 Midas shops in the U. S. are now receiving their weekly shipments from AutoZone distribution centers around the U. S. In addition, more than 85 percent of Midas' U.S. shops serviceable from an AutoZone retail location are now actively participating in AutoZone's hot shot delivery program. The transition to Uni-Select for the 225 Midas shops in Canada began the week of Oct. 20, and 54 Midas shops are now receiving their shipments from Uni-Select warehouses.
    Midas will close all but one of its distribution centers by the end of 2003. The company will retain one warehouse in Chicago to distribute products from the exhaust manufacturing plant in Hartford, Wisc.
    Midas had also announced in January that it would close or sell its network of 77 Parts Warehouse, Inc. (PWI) quick-delivery sites and that it would reduce the number of company-operated shops. Both PWI and certain company-operated shops had been unprofitable.
    During the third quarter, Midas closed the 12 remaining PWI sites and reduced the number of company shops from 90 to 73, by re-franchising 13 and closing four. In the third quarter last year, there were 110 company shops operating.
    Midas has also entered into a strategic alliance with Bridgestone/Firestone North American Tire, LLC, that provides for 1,900 Midas shops in the U. S. and Canada to become authorized Bridgestone and Firestone brand dealers.
    "The addition of Bridgestone and Firestone tires will help Midas shops compete in the multi-billion-dollar maintenance and fleet markets," Feldman said. "We expect a significant number of our dealers to be offering tires by the end of the first quarter of 2004."
    Bridgestone/Firestone will distribute tires directly to Midas shops from the tire company's 5,000 supply points in the U. S. and Canada.

    2003 Results for Third Quarter, First Nine Months

    Sales and revenues for the third quarter were $77.0 million, compared to $86.4 million last year. Sales and revenues for the first nine months were $229.4 million, down from $258.2 million in 2002. The decline is the result of lower wholesale sales, primarily because of the phase-out of PWI, as well as fewer company-operated shops.
    Royalties and license fees were $15.9 million for the third quarter and $45.6 million for the first nine months, compared to $16.0 million and $46.9 million for the third quarter and first nine months, respectively, of 2002.
    Comparable store retail sales during the third quarter were slightly positive in the U. S. and down about five percent in Canada. Overall, comparable store sales for the North American system were flat for the quarter and down less than one percent for the first nine months.
    Real estate revenues were $9.1 million for the third quarter and $27.0 million for the first nine months, virtually flat with the same periods last year.
    Replacement part sales and product royalties were $41.6 million for the third quarter of 2003 and $122.0 million for the first nine months, compared to $47.8 million and $141.1 million in the third quarter and first nine months, respectively, of 2002. The $6.2 million decline for the quarter is due to the closure of PWI, which produced only $1.1 million in revenues compared to $15.0 million in the third quarter last year when there were 76 PWI sites in operation.
    Excluding PWI, wholesale parts sales were up 24 percent for the quarter and up seven percent for the first nine months, reflecting part sales related to the reduction of inventories and royalties the company is now receiving from AutoZone on parts sales.
    Retail sales at company-operated shops were $9.6 million in the third quarter and $32.5 million for the first nine months, down from $13.2 million in the third quarter and $41.0 million in the first nine months of 2002.
    Selling, general and distribution (SG&D) expenses for the quarter were $31.7 million compared with $36.4 million last year. SG&D for the first nine months was $105.5 million, compared to $108.7 million in 2002. The decline is a result of fewer company shops and the closure of PWI.
    The company reported an operating loss of $13.2 million for the quarter, after the $15.9 million in special charges. The company's operating loss for the first nine months of 2003 was $66.5 million, after $71.8 million in special charges.
    Last year, Midas reported operating income of $4.2 million in the third quarter and $18.7 million in the first nine months, after a $4.3 million special charge in the third quarter.
    The loss before taxes for the third quarter in 2003 was $19.3 million, compared to income of $1.8 million last year. Net results in the third quarter of 2003 included a deferred tax benefit of $7.5 million, which reduced the net loss to $11.8 million.
    The net loss for the first nine months was $50.9 million--or $3.31 per share--compared to net income of $6.8 million--or $0.46 per share--last year. Results for the first nine months of 2003 benefited from a $32.4 million deferred tax credit.
    Interest expense for the quarter was $6.8 million, up from $3.0 million in 2002, as a result of the company's higher debt level and an increase in interest rates after the debt restructuring announced in March.
    The company reduced its debt by $13.5 million during the quarter as a result of liquidating inventories and other asset sales and expects to reduce debt by at least an additional $18.0 million by the end of the year.
    As of today, Midas has reduced its term debt in 2003 by $21 million of the $33 million required to reclaim 50 percent of the warrants issued to lenders in connection with the debt refinancing in March.
    "Overall, we are pleased with the positive comparable shop retail sales in the U. S. and the reductions we have achieved in inventories, our debt level and SG&D expenses. While we have made some progress in our company-operated shops, work remains to make them profitable by improving sales and reducing costs," Feldman said.
    "After completion of our restructuring actions this year, including our exit of the wholesale distribution business, we expect 2004 revenues of close to $200 million, with SG&D to settle in a range of $90 million to $95 million for the year," he said.

    Midas will be participating in the upcoming Gabelli Automotive Aftermarket Symposium in Las Vegas. The presentation by Feldman and William Guzik, Midas' senior vice president and chief financial officer, will be Tuesday, Nov. 4 at 4:45 p.m. to 5:30 p.m. PST (7:45 p.m. to 8:30 p.m. EST). A live broadcast of the presentation will be available online in the corporate news section of www.midasinc.com. A replay will be available at the site for seven days.
    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering, suspension and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K.


                              MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
             (In millions, except for earnings per share)
                              (Unaudited)

                            For the quarter      For the nine months
                        ended fiscal September  ended fiscal September
                        ----------------------------------------------
                             2003       2002       2003       2002
                        ----------------------------------------------
                           (13 Weeks) (13 Weeks) (39 Weeks) (39 Weeks)

Sales and revenues:
 Replacement part sales
  and product royalties       $41.6      $47.8     $122.0     $141.1
 Franchise royalties
  and license fees             15.9       16.0       45.6       46.9
 Company-operated shop
  retail sales                  9.6       13.2       32.5       41.0
   Real estate revenues         9.1        9.1       27.0       28.0
   Other                        0.8        0.3        2.3        1.2
                        ----------------------------------------------
     Total sales
      and revenues             77.0       86.4      229.4      258.2
                        ----------------------------------------------
Cost of sales and revenues:
 Replacement part cost
  of sales                     32.2       30.0       86.7       91.9
 Company-operated shop
  cost of sales                 2.2        2.8        7.2        8.9
 Real estate cost
  of revenues                   5.5        5.0       15.8       14.4
 Warranty expense               2.7        3.7        8.9       11.3
 Business transformation
  charges (warranty
  reserve)                      5.2         --       38.5         --
 Business transformation
  charges (inventory
  write-down)                   3.9         --       12.5         --
                        ----------------------------------------------
     Total cost of sales
      and revenues             51.7       41.5      169.6      126.5
                        ----------------------------------------------
     Gross profit              25.3       44.9       59.8      131.7
Selling, general, and
 distribution expenses         31.7       36.4      105.5      108.7

Business transformation
 charges                        6.8        4.3       20.8        4.3
                        ----------------------------------------------
     Operating income
      (loss)                 ( 13.2)       4.2     ( 66.5)      18.7

Interest expense              ( 6.8)     ( 3.0)    ( 18.4)     ( 8.4)

Other income, net               0.7        0.6        1.6        0.9
                        ----------------------------------------------

     Income (loss)
      before income
      taxes (benefit)        ( 19.3)       1.8     ( 83.3)      11.2
Income taxes (benefit)        ( 7.5)       0.7     ( 32.4)       4.4
                        ----------------------------------------------

Net income (loss)           $( 11.8)      $1.1    $( 50.9)      $6.8
                        ==============================================

Earnings (loss) per share:
  Basic                     $( 0.76)      $.07    $( 3.31)      $.46
                        ==============================================
  Diluted                   $( 0.76)      $.07    $( 3.31)      $.46
                        ==============================================


Average number of shares:
  Common shares outstanding    15.1       15.0       15.1       15.0
  Common stock warrants
   not subject to
   restriction                  0.5         --        0.3         --
                        ----------------------------------------------
  Shares applicable to
   basic earnings              15.6       15.0       15.4       15.0
  Equivalent shares on
   outstanding stock
   options                       .0         .0         .0         .0
                        ----------------------------------------------
  Shares applicable to
   diluted earnings            15.6       15.0       15.4       15.0
                        ==============================================


Capital expenditures           $0.2       $1.7       $2.0       $9.2
                        ==============================================

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016